Exhibit 99.1

NEWS ANNOUNCEMENT

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE
Penn National Gaming Reports Record First Quarter Operating Income of $182.4 Million,
Net Income of $41.0 Million, and Adjusted EBITDA, After Lease Payments of $183.5 Million
- Anticipated Cost Synergies Associated with Pinnacle Transaction Increased to $115 Million -

WYOMISSING, PA (May 2, 2019) - Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today reported record financial results for the three months ended March 31, 2019, initiated 2019 second quarter guidance, updated full year 2019 guidance, and increased its expectations for cost synergies associated with its October 2018 acquisition of Pinnacle Entertainment, Inc.
Timothy J. Wilmott, Chief Executive Officer, commented: “Despite weather-related impacts to several properties during the first quarter, we’re pleased to have met our Adjusted EBITDAR guidance after a one-time adjustment of $3.1 million for expenses related to a customer loyalty point liability true-up related to prior periods. This accomplishment highlights our property-level management team’s consistent ability to maintain or increase margins, even in a challenging revenue environment. In addition, we closed our accretive acquisition of Margaritaville in Bossier City, Louisiana in early January, and we now expect to close our accretive acquisition of Greektown Casino-Hotel (“Greektown”) in Detroit, Michigan, by the end of May,” said Mr. Wilmott.

2019 First Quarter Financial Highlights:

•	Revenues of $1.28 billion, an increase of $466.5 million year over year;

•	Operating income of $182.4 million, an increase of $10.3 million year over year, with net income of $41.0 million;

•	Adjusted EBITDAR of $391.4 million, an increase of $148.9 million year over year;

•	Adjusted EBITDAR margins of 30.5% marking an 80-basis points year over year increase;

•	Adjusted EBITDA, after Lease Payments of $183.5 million, an increase of $56.8 million year over year; and

•
Traditional debt decreased by $38.3 million during the quarter. As of March 31, 2019, our GAAP traditional net debt ratio was 2.60x and gross and net leverage on a lease-adjusted basis were 6.09x and 5.79x, respectively.

Pinnacle Synergies Update

“We continue to make great strides with the integration of the Pinnacle properties, having achieved $40 million of run rate cost synergies as of March 31, 2019, which contributed to our ability to meet Adjusted EBITDAR guidance,” continued Mr. Wilmott. “As we continue to apply best practices across the enterprise we now anticipate at least $115 million of cost synergies, with a run rate of $55 million in 2019 and an additional $60 million expected by the end of 2020,” said Mr. Wilmott. “In addition, we remain highly focused on driving revenue synergies, which will start with our combined player loyalty program, mychoice. We expect to have all of our properties on the single platform by the end of July and are well-positioned to achieve incremental Adjusted EBITDAR associated with revenue synergies related to Pinnacle in the range of $15-$20 million. The majority of these revenue synergies should be realized in 2020 and 2021,” said Mr. Wilmott.

M&A and Development Update

“Our $300 million acquisition of the operations of Greektown provides us entree into an industry-leading 19th jurisdiction and adds another stable regional gaming market to Penn National’s already diverse property portfolio,” continued Mr. Wilmott.

“Notably, Greektown will have the largest single property database in our loyalty program. The transaction will be funded with a combination of cash on hand and debt and we expect to close the transaction before the end of this month.”

“Our development projects in Pennsylvania, including the $120 million Hollywood Casino York and the $111 million Hollywood Casino Morgantown, remain on track. The construction timetable for both facilities is anticipated to be 12-18 months following all requisite approvals, including final licensing by the Pennsylvania Gaming Control Board,” said Mr. Wilmott.

Free Cash Flow Allocation

“Despite the weather challenges we faced this quarter, our strong operating performance allowed us to reduce debt by approximately $40 million in the first quarter,” continued Mr. Wilmott. “We remain focused on de-levering and following the closing of the Greektown transaction we continue to expect a lease-adjusted net leverage level of 5.0x to 5.5x by the end of 2020.”

Summary of First Quarter Results

	For the three months ended March 31,
(in millions, except per share data, unaudited)	2019 Actual	2019 Guidance (1)	2018 Actual
Revenues	$1,282.6	$1,301.4	$816.1
Net income	$41.0	$47.5	$45.4

Adjusted EBITDAR (2)	$391.4	$394.5	$242.6
Less: Lease Payments (2)	(207.9)	(209.8)	(115.9)
Adjusted EBITDA, after Lease Payments (2)	$183.5	$184.7	$126.7

Diluted earnings per common share	$0.35	$0.40	$0.48

(1)	As provided by Penn National on February 7, 2019.

(2)
See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Adjusted EBITDAR; Lease Payments; and Adjusted EBITDA, after Lease Payments. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

Review of 2019 First Quarter Results vs. Guidance

	For the three months ended March 31, 2019
(in millions, unaudited)	Pre-tax	Post-tax
Income, per guidance (1)	$64.6	$47.5

Adjusted EBITDAR favorable (unfavorable) variances:
Adjustment to customer loyalty program liability (2)	(3.1)	(2.4)
Performance of properties and corporate overhead, net	—	—
Total Adjusted EBITDAR variances	(3.1)	(2.4)

Other favorable (unfavorable) variances:
Interest expense (3)	79.7	61.4
Rent expense associated with triple net operating leases (3) (4)	(75.6)	(58.3)
Depreciation and amortization	(1.2)	(0.9)
Cash-settled stock-based awards	(0.5)	(0.4)
Pre-opening and acquisition costs	(4.4)	(3.4)
Other	(3.7)	(2.9)
Income taxes	—	0.4
Income, as reported	$55.8	$41.0

(1)	As provided by Penn National on February 7, 2019.

(2)
During the three months ended March 31, 2019, the Company trued-up its liabilities related to its customer loyalty program. As a result, the Company recorded a $3.1 million adjustment during the first quarter 2019 as an out-of-period expense.

(3)
As previously disclosed, the guidance provided by the Company on February 7, 2019 did not include the impact of the new accounting standard related to leases, Accounting Standards Codification Topic 842, Leases, which was adopted by the Company on January 1, 2019 and impacted the classification of expenses between interest and rent associated with our triple net operating leases. The combined variance between actual results and guidance of interest expense and rent expense associated with triple net operating leases was $4.1 million on a pre-tax basis and $3.1 million on a post-tax basis.

(4)
During the three months ended March 31, 2019, the Company’s triple net operating leases included components of the Master Leases (which principally pertains to the land), the Meadows Lease, and the Margaritaville Lease.

Financial Guidance for the 2019 Second Quarter and Full Year 2019
The Company’s second quarter and full year guidance targets reflect the anticipated impacts of several items, including ongoing bridge work in Lake Charles, Louisiana and the hotel and casino expansion at Monarch Casino in Black Hawk, Colorado. Also, full year 2019 guidance assumes Resorts Casino Tunica closes on June 30, 2019. However, the table below does not yet include the Greektown operations which are expected to contribute to the Company’s results beginning later this month. In addition to these factors, the guidance is based on the following assumptions:

•	Corporate overhead expenses, which is net of allocations to our properties, of $97.9 million, with $24.7 million to be incurred in the second quarter;

•	Depreciation and amortization charges of $403.4 million, with $101.8 million in the second quarter;

•
Lease payments (which continue to be fully tax deductible) to our REIT landlords under our triple net leases of $835.9 million, with $209.1 million in the second quarter. This includes projected escalator payments of $0.9 million under the Penn triple net master lease with GLPI, no escalator under the Pinnacle triple net master lease with GLPI, and no escalator under the Meadows lease;

•	Maintenance capital expenditures of $188.4 million, with $70.1 million in the second quarter;

•	Project capital expenditures for Hollywood York of $15.0 million, with $2.4 million in the second quarter;

•	Project capital expenditures for Hollywood Morgantown of $21.5 million, with $9.8 million in the second quarter;

•	Cash interest on traditional debt of $123.2 million, with $23.3 million in the second quarter;

•	Interest expense of $534.3 million, with $133.7 million in the second quarter, inclusive of interest expense related to the finance lease components associated with our Master Leases;

•	Rent expense associated with our triple net operating leases with our REIT landlords of $337.9 million, with $84.5 million in the second quarter (1);

•	Cash taxes of $16.8 million, with $10.1 million in the second quarter;

•	Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV of $3.7 million, with $0.8 million to be incurred in the second quarter;

•	Estimated non-cash stock compensation expense of $13.9 million, with $3.5 million in the second quarter;

•	LIBOR is based on the forward yield curve;

•	A diluted share count of approximately 119.0 million; and

•
There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

The guidance table below includes comparative prior period actual results.

________________________
(1) On January 1, 2019, the Company adopted Accounting Standards Codification Topic 842 - Leases (the “new lease standard”). As a result of the adoption of the new lease standard, the Company concluded (i) certain land components contained within the Penn Master lease and the Pinnacle Master lease, (ii) the Meadows lease; and (iii) the Margaritaville lease to be operating leases.

The new lease standard requires operating leases to be recognized on the balance sheet as an asset and liability based on the net present value of future minimum lease payments. Subsequent to the recognition on the balance sheet, the Company records rent expense on a straight-line basis over the expected term of the lease, which is recorded as a reduction to operating income within the unaudited Condensed Consolidated Statements of Operations.

	For the three months ending/ended June 30,		For the full year ending/ended December 31,
(in millions, except per share data, unaudited)	2019 Guidance	2018 Actual	2019 Guidance	2018 Actual
Revenues	$1,314.3	$826.9	$5,173.1	$3,587.9

Net income	$41.2	$54.0	$162.0	$93.5
Income tax expense (benefit)	16.5	15.2	61.8	(3.6)
Loss on early extinguishment of debt	—	2.6	—	21.0
Income from unconsolidated affiliates	(6.3)	(5.7)	(24.4)	(22.3)
Interest income	(0.2)	(0.2)	(1.1)	(1.0)
Interest expense	133.7	115.9	534.3	539.4
Other expense	10.0	—	11.0	7.1
Operating income	194.9	181.8	743.6	634.1
Rent expense associated with triple net operating leases (1)	84.5	—	337.9	3.8
Stock-based compensation	3.5	3.0	13.9	12.0
Cash-settled stock award variance (2)	—	7.8	0.5	(19.6)
Loss (gain) on disposal of assets	—	(0.1)	0.5	3.2
Contingent purchase price	0.4	0.2	5.7	0.5
Pre-opening and acquisition costs	—	5.9	4.4	95.0
Depreciation and amortization	101.8	58.6	403.4	269.0
Provision (recovery) for loan loss and unfunded loan commitments to the JIVDC and impairment losses	—	(17.0)	—	17.9
Insurance recoveries, net of deductible charges	—	(0.1)	—	(0.1)
Income from unconsolidated affiliates	6.3	5.7	24.4	22.3
Non-operating items for Kansas JV (2)	0.8	1.3	3.7	5.1
Adjusted EBITDAR	$392.2	$247.1	$1,538.0	$1,043.2
Less: Lease Payments (3)	(209.1)	(115.9)	(835.9)	(537.4)
Adjusted EBITDA, after Lease Payments	$183.1	$131.2	$702.1	$505.8

Diluted earnings per common share	$0.35	$0.57	$1.36	$0.93

(1)
The three months ending June 30, 2019 and the year ending December 31, 2019, include rent expense associated with the Company’s Master Leases (which principally pertains to the land), the Meadows Lease, and the Margaritaville Lease.

(2)	For a description of these items, see “Non-GAAP Financial Measures” section below.

(3)
The three months ending June 30, 2019 and the year ending December 31, 2019, include payments made to GLPI associated with the Company’s Master Leases and the Meadows Lease, as well as payments made to VICI Properties Inc. (“VICI”) associated with the Margaritaville Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Segment Information
During the fourth quarter 2018, the Company made revisions to its reportable segments upon the consummation of the Pinnacle acquisition in order to maintain alignment with its internal organizational structure. Apart from the addition of the new properties, the most significant change was dividing the South/West segment into two separate reportable segments. The three months ended March 31, 2018 has been restated to provide comparability, but does not reflect the pre-acquisition operating results of Pinnacle.

	Revenues		Operating Income (Loss)		Adjusted EBITDAR
	For the three months ended March 31,		For the three months ended March 31,		For the three months ended March 31,
(in thousands, unaudited)	2019	2018	2019	2018	2019	2018
Northeast segment (1)	$550,578	$458,719	$142,177	$127,420	$164,754	$144,977
South segment (2)	291,942	63,330	78,123	18,157	97,844	21,118
West segment (3)	158,654	97,966	41,818	17,729	49,923	23,931
Midwest segment (4)	271,262	185,534	80,970	53,788	99,219	68,185
Other (5)	10,135	10,536	(160,702)	(44,960)	(20,303)	(15,665)
Total	$1,282,571	$816,085	$182,386	$172,134	$391,437	$242,546

(1)
The Northeast segment consists of the following properties: Ameristar East Chicago, Hollywood Casino Bangor, Hollywood Casino at Charles Town Races, Hollywood Casino Columbus, Hollywood Casino Lawrenceburg, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Meadows Racetrack and Casino, and Plainridge Park Casino. The financial information for the three months ended March 31, 2018 also includes the Company’s Casino Rama management service contract, which terminated in July 2018.

(2)
The South segment consists of the following properties: 1st Jackpot Casino, Ameristar Vicksburg, Boomtown Biloxi, Boomtown Bossier City, Boomtown New Orleans, Hollywood Casino Gulf Coast, Hollywood Casino Tunica, L’Auberge Baton Rouge, L’Auberge Lake Charles, Margaritaville Resort Casino, and Resorts Casino Tunica. We acquired Margaritaville Resort Casino on January 1, 2019.

(3)
The West segment consists of the following properties: Ameristar Black Hawk, Cactus Petes and Horseshu, M Resort, Tropicana Las Vegas, and Zia Park Casino. The financial information for the three months ended March 31, 2018 also includes the Company’s investments in and the management contract of Hollywood Casino Jamul-San Diego, which terminated in July 2018.

(4)
The Midwest segment consists of the following properties: Ameristar Council Bluffs; Argosy Casino Alton; Argosy Casino Riverside; Hollywood Casino Aurora; Hollywood Casino Joliet; our 50% investment in Kansas Entertainment, which owns Hollywood Casino at Kansas Speedway; Hollywood Casino St. Louis; Prairie State Gaming; and River City Casino.

(5)
The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, our management contract for Retama Park Racetrack, and our live and televised poker tournament series that operates under the trade name, Heartland Poker Tour. Expenses incurred for corporate and shared services activities that are directly attributable to a property or are otherwise incurred to support a property are allocated to each property. The Other category also includes corporate overhead costs, which consists of certain expenses, such as: payroll, professional fees, travel expenses and other general and administrative expenses that do not directly relate to or have otherwise been allocated to a property. For the three months ended March 31, 2019, corporate overhead costs were $23.1 million, compared to $18.8 million for the corresponding prior year period.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Supplemental Segment Information - Combined for
the Acquisitions of Pinnacle and Margaritaville
Although Penn National did not own Pinnacle or Margaritaville during the period presented below, the Company believes the following financial information is useful to investors to assess the value these transactions bring to the Company and its stakeholders.
The following financial information for the three months ended March 31, 2018, shows (i) the Company’s reported operating results, (ii) the acquired Pinnacle properties and Margaritaville property for the pre-acquisition period, and (iii) the combined Company operating results for the pre-acquisition period as if the acquisitions of Pinnacle and Margaritaville were completed on January 1, 2018. Combined Revenues and Combined Adjusted EBITDAR are non-GAAP financial measures. Further, the financial information below depicts the historical results of Penn National, Pinnacle, and Margaritaville, and do not reflect any cost savings or revenue synergies from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions. See the “Non-GAAP Financial Measures” section below for more information as well as the definitions of Combined Revenues and Combined Adjusted EBITDAR. Additionally, see below for reconciliations of these Non-GAAP financial measures to their GAAP equivalent financial measure.

	Revenues
	Penn National, as Reported	Pinnacle and Margaritaville, Pre-Acquisition (1)	Combined

(in thousands, unaudited)	For the three months ended March 31, 2018
Northeast	$458,719	$119,726	$578,445
South	63,330	229,201	292,531
West	97,966	59,646	157,612
Midwest	185,534	97,479	283,013
Other	10,536	1,110	11,646
Total	$816,085	$507,162	$1,323,247

	Adjusted EBITDAR
	Penn National, as Reported	Pinnacle and Margaritaville, Pre-Acquisition (1)	Combined

(in thousands, unaudited)	For the three months ended March 31, 2018
Northeast	$144,977	$23,925	$168,902
South	21,118	73,407	94,525
West	23,931	22,565	46,496
Midwest	68,185	37,163	105,348
Other	(15,665)	(14,298)	(29,963)
Total	$242,546	$142,762	$385,308

(1)
The operating results of Pinnacle were derived from historical financial information of Pinnacle, adjusted to exclude the operating results of the four divested properties, and the operating results of Margaritaville were derived from historical financial information. In addition, the operating results were adjusted to conform to Penn National’s methodology of allocating certain corporate expenses to properties.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure
to Adjusted EBITDAR and Adjusted EBITDA, after Lease Payments

	For the three months ended March 31,
(in thousands, unaudited)	2019	2018
Net income	$40,987	$45,437
Income tax expense	14,818	15,689
Loss on early extinguishment of debt	—	882
Income from unconsolidated affiliates	(5,687)	(5,361)
Interest income	(319)	(249)
Interest expense	132,587	115,740
Other expense	—	(4)
Operating income	182,386	172,134
Rent expense associated with triple net operating leases (1)	84,730	—
Stock-based compensation	3,417	2,929
Cash-settled stock award variance	472	(7,462)
Loss on disposal of assets	522	55
Contingent purchase price	4,717	1,134
Pre-opening and acquisition costs	4,380	6,093
Depreciation and amortization	104,053	60,390
Impairment losses	—	618
Income from unconsolidated affiliates	5,687	5,361
Non-operating items for Kansas JV	1,073	1,294
Adjusted EBITDAR	$391,437	$242,546
Less: Lease Payments	(207,966)	(115,874)
Adjusted EBITDA, after Lease Payments	$183,471	$126,672

(1)
During the three months ended March 31, 2019, the Company’s triple net operating leases, included components of the Master Leases (which principally pertains to the land), the Meadows Lease, and the Margaritaville Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Reconciliation of Comparable GAAP Financial Measure
to Combined Adjusted EBITDAR

(in thousands, unaudited)	For the three months ended March 31, 2018
Net income	$45,437
Income tax expense	15,689
Loss on early extinguishment of debt	882
Income from unconsolidated affiliates	(5,361)
Interest income	(249)
Interest expense	115,740
Other income	(4)
Operating income	172,134
Pinnacle and Margaritaville Adjusted EBITDAR, pre-acquisition	142,762
Stock-based compensation	2,929
Cash-settled stock award variance	(7,462)
Loss on disposal of assets	55
Contingent purchase price	1,134
Pre-opening and acquisition costs	6,093
Depreciation and amortization	60,390
Impairment losses	618
Income from unconsolidated affiliates	5,361
Non-operating items for Kansas JV	1,294
Combined Adjusted EBITDAR (1)	$385,308

(1)	See the “Non-GAAP Financial Measures” section below for more information, including the definition of Combined Adjusted EBITDAR.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	For the three months ended March 31,
(in thousands, except per share data, unaudited)	2019	2018
Revenues:
Gaming	$1,034,511	$654,494
Food, beverage, hotel, and other	248,060	130,969
Management service and license fees	—	2,438
Reimbursable management costs	—	28,184
Total revenues	1,282,571	816,085
Operating expenses
Gaming	547,445	340,516
Food, beverage, hotel and other	161,759	92,980
General and administrative	286,928	121,263
Reimbursable management costs	—	28,184
Depreciation and amortization	104,053	60,390
Impairment losses	—	618
Total operating expenses	1,100,185	643,951
Operating income	182,386	172,134
Other income (expenses)
Interest expense	(132,587)	(115,740)
Interest income	319	249
Income from unconsolidated affiliates	5,687	5,361
Loss on early extinguishment of debt	—	(882)
Other	—	4
Total other expenses	(126,581)	(111,008)
Income before income taxes	55,805	61,126
Income tax expense	(14,818)	(15,689)
Net income	40,987	45,437
Less: Net loss attributable to non-controlling interest	5	—
Net income attributable to Penn National Gaming, Inc.	$40,992	$45,437

Earnings per common share:
Basic earnings per common share	$0.35	$0.50
Diluted earnings per common share	$0.35	$0.48

Weighted average basic shares outstanding	116,293	91,191
Weighted average diluted shares outstanding	118,595	94,650

Selected Financial Information
Balance Sheet Data

(in thousands)	March 31, 2019	December 31, 2018
Cash and cash equivalents (1)	$400,280	$479,598

Bank debt (1)	$1,877,885	$1,907,932
Notes	399,353	399,332
Other long-term obligations (2)	96,646	104,964
Total traditional debt (3)	$2,373,884	$2,412,228

Traditional net debt	$1,973,604	$1,932,630

(1)	The December 31, 2018 balance includes a $100.0 million draw on our revolving credit facility in order to close the acquisition of Margaritaville Resort Casino on January 1, 2019.

(2)
Other long-term obligations as of March 31, 2019 include $84.0 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $12.6 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

(3)	Amounts are inclusive of debt discount and debt issuance costs of $39.5 million and $41.2 million, respectively.
Kansas Entertainment Distributions
The Company’s definition of Adjusted EBITDAR adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition. Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment.

	For the three months ended March 31,
(in thousands)	2019	2018
Cash flow distributions	$6,500	$6,500
Cash Flow Data
The table below summarizes certain cash expenditures incurred by the Company.

	For the three months ended March 31,
(in thousands)	2019	2018
Lease Payments (1)	$207,966	$115,874
Cash payments (refunds) related to income taxes, net	$(1,727)	$2,233
Cash paid for interest on traditional debt	$38,482	$22,193
Maintenance capital expenditures	$36,220	$10,602

(1)
See the “Non-GAAP Financial Measures” section below for the definition of Lease Payments. The three months ended March 31, 2019 include $81.3 million, $6.6 million, and $5.7 million, relating to the Pinnacle Master Lease, the Meadows Lease, and the Margaritaville Lease, respectively.

Non-GAAP Financial Measures
In addition to GAAP financial measures, Adjusted EBITDAR; Adjusted EBITDA, after Lease Payments; Combined Revenues; and Combined Adjusted EBITDAR are used by management as important measures of the Company’s operating performance and to compare operating results between accounting periods.
We define Adjusted EBITDAR as earnings before interest income and expense, income taxes, depreciation and amortization, rent expense associated with triple net operating leases, stock-based compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, pre-opening and acquisition costs, and other income or expenses. Adjusted EBITDAR is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDAR excludes payments associated with our Master Leases, the Meadows Lease, and the Margaritaville Lease, as such amounts are included as either interest expense or rent expense. As of March 31, 2019, for purposes of this definition, the Company’s triple net operating leases, include components of the Master Leases (which principally pertains to the land), the Meadows Lease, and the Margaritaville Lease.
Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of our business, and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present Adjusted EBITDAR because it is used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, and to fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, other gaming companies also utilize Adjusted EBITDAR as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their Adjusted EBITDAR calculations certain corporate expenses that do not relate to the management of specific casino properties. However, Adjusted EBITDAR is not a measure of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDAR information is presented as a supplemental disclosure, as management believes that it is a commonly-used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses Adjusted EBITDAR as an important measure of the operating performance of its segments, including the evaluation of operating personnel.
Adjusted EBITDA, after Lease Payments is defined as Adjusted EBITDAR less Lease Payments, which is defined as lease payments made to our REIT landlords under our triple net leases. Adjusted EBITDA, after Lease Payments is a measure we believe provides useful information to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of the Lease Payments to our REIT landlords. In addition, Adjusted EBITDA, after Lease Payments is one of the metrics that our management team is measured against for incentive-based compensation purposes. As of March 31, 2019, for purposes of this definition, the Company’s REIT landlords under our triple net leases were GLPI, as it pertains to the Master Leases and the Meadows Lease, and VICI, as it pertains to the Margaritaville Lease.
The Company defines Combined Revenues as revenues of Penn National, Pinnacle, and Margaritaville, assuming that both Pinnacle and Margaritaville were a part of Penn National during the historical periods beginning on January 1, 2018. The Company defines Combined Adjusted EBITDAR as Adjusted EBITDAR (as defined above) of Penn National, Pinnacle, and Margaritaville, assuming that both Pinnacle and Margaritaville were a part of Penn National during the previous historical periods beginning on January 1, 2018.
Combined Revenues and Combined Adjusted EBITDAR are being presented solely as supplemental disclosure, as these are methods that management reviews and uses to analyze the performance of its business and to compare operating results between accounting periods. Management believes that Combined Revenues and Combined Adjusted EBITDAR are useful to investors because they are indicators of the strength and performance of the ongoing business and for evaluating the historical results of Penn National, Pinnacle, and Margaritaville, on a combined basis assuming both Pinnacle and Margaritaville were a part of the Company for the historical periods beginning on January 1, 2018. Further, the combined company results depict the historical results of Penn National, Pinnacle, and Margaritaville, and do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from these transactions.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Conference Call, Webcast and Replay Details
Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public. The conference call number is 212/231-2931. Please call five minutes in advance to ensure that you are connected prior to the presentation. Questions will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.pngaming.com. Please allow 15 minutes to register and download and install any necessary software. A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.
This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming
Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. The Company operates 41 facilities in 18 jurisdictions. In total, Penn National Gaming’s facilities feature approximately 48,600 gaming machines, 1,250 table games and 8,600 hotel rooms. The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition; expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of and synergies related to any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; and our expectations regarding economic and consumer conditions. As a result, actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the relocation or award of gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors (commercial and tribal) and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and video gaming terminals (“VGTs”) in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the impact of weather; changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program; with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our interactive gaming endeavors, risks related to the commencement of real money online gaming and sports betting, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to potential changes in the VGT laws, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; risks related to the integration of Pinnacle and the Margaritaville operations and the ability to realize the synergies as a result of the transactions, potential adverse reactions or changes to business or employee relationships, including those resulting from the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; and risks associated with increased leverage from the Pinnacle and Margaritaville transactions; with respect to our recently completed acquisition of the Margaritaville operations, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the companies and our ability to realize potential synergies or projected financial results; with respect to the pending acquisition of the Greektown operations, the possibility that the proposed transaction does not close when expected or at all because all required regulatory or other approvals are not received or other conditions are not satisfied on a timeline basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the companies and our ability to realize potential synergies or projected financial results; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission. The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.